As filed with the Securities and Exchange Commission on September 16, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________________________________________________________________
Kimberly-Clark Corporation
(Exact name of registrant as specified in its charter)
______________________________________________________________________________________________
Delaware
(State or other jurisdiction of incorporation or organization)
39-0394230
(IRS Employer Identification No.)
P.O. Box 619100
Dallas, Texas 75261-9100
United States of America
(Address of principal executive offices)
______________________________________________________________________________________________
KIMBERLY-CLARK CORPORATION VOLUNTARY DEFERRED COMPENSATION PLAN
(Full Title of the Plan)
______________________________________________________________________________________________

Alison M. Rhoten
Vice President, Deputy General Counsel, Global Corporate Affairs & Corporate Secretary
Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
United States of America
+1 (972) 281-1200
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
______________________________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION.
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Kimberly-Clark Corporation Voluntary Deferred Compensation Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
As noted above, the documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified under Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission, are incorporated as of their respective dates in this Registration Statement by reference and shall be deemed to be a part hereof:
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 10, 2022 (including those portions of our Definitive Proxy Statement for the 2022 Annual Meeting of Shareholder that are incorporated by reference in our Form 10-K);
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022, filed with the SEC on April 22, 2022, and July 26, 2022, respectively;
The Registrant’s Current Reports on Form 8-K filed with the SEC on March 7, 2022, March 22, 2022, April 27, 2022 and September 15, 2022; and
the description of our Common Stock contained in Exhibit (4)f to our Annual Report on Form 10-K, filed with the SEC on February 10, 2022.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the Commission pursuant to Items 2.02 or 7.01 of Form 8-K.
Item 4.     Description of Securities.
The following description of our Deferred Compensation Obligations under the Plan is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this registration statement shall have the respective meanings attributed to such terms in the Plan. As used herein, “Deferred Compensation Obligations” are unsecured obligations of the registrant to pay Plan participants deferred compensation from time to time in the future in accordance with the terms of the Plan.
The Deferred Compensation Obligations being registered under this Registration Statement are to be offered to a select group of our management and highly compensated employees, including employees of certain of our subsidiaries, who have been selected by the Management Development and Compensation Committee, which is appointed by our Board of Directors (the “Board”), or by our Chief Executive Officer to participate in the Plan and who have completed and submitted to us a written agreement electing to participate in the Plan (a “Deferral Agreement”). The Deferred Compensation Obligations are our general unsecured and unfunded obligations to pay deferred compensation in the future in accordance with the terms of the Plan.
The amount of compensation deferred by each participant in the Plan is determined in accordance with the Plan based upon elections by each participant. To participate in the Plan, a participant must elect to defer from base salary and/or a participant’s annual performance bonus under our Management Achievement Award Program or any successor to such program. A participant may elect to defer up to a maximum of 50% of such participant’s base salary and up to 90% of such participant’s annual performance bonus by completing and submitting a Deferral Agreement to the Plan’s administrator.
Deferred Compensation Obligations will consist of an amount equal to each participant’s account under the Plan, which includes (i) the participant’s compensation deferral amounts, plus or less (ii) amounts credited to or debited from the participant’s account based on the hypothetical investment earnings, expenses, gains or losses attributable to the investment options selected by the participant from a list provided by the Plan’s administrator (and in which the participant’s account is deemed invested) in accordance with and subject to the rules and procedures established from time to time by the Plan’s administrator; less (iii) all distributions or withdrawals made to the participant or his or her beneficiary pursuant to the Plan from the participant’s account under the Plan.

A participant may elect in his or her Deferral Agreement to receive distributions from his or her account under the Plan in lump sum or installment payments. The times and forms of the payment of a distribution provided to a participant differ depending on the elections made by the participant in his or her Deferral Agreement in connection with a separation of service with Kimberly-Clark Corporation (the “Corporation”) and its related affiliates or on specified dates.
An irrevocable “rabbi” trust may be established to pay the Deferred Compensation Obligations at the discretion of the Plan administrator. If established, such trust will be responsible for investing the Plan assets as necessary or advisable to pay the Deferred Compensation Obligations, but such amounts will nevertheless continue to be subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency or bankruptcy. We may make contributions to the trust and, under certain circumstances, will be required to make contributions to the trust.
The Plan is administered by the Kimberly-Clark Corporation Benefits Administration Committee, which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, to construe and resolve all questions arising under the Plan, and otherwise to carry out the terms of the Plan. The Board may terminate the Plan at any time and, by action of the Board may amend the Plan from time to time; provided, however, that no such amendment shall be effective to the extent it reduces the value of a participant’s account under the Plan in existence as of such amendment to the extent accrued and vested.
Item 5.     Interests of Named Experts and Counsel.
Alison M. Rhoten, who is rendering the legal opinion attached hereto as Exhibit 5.1, is eligible to participate in the Kimberly-Clark Corporation Voluntary Deferred Compensation Plan.
Item 6.     Indemnification of Directors and Officers.
The registrant’s By-laws (the “By-Laws”) provide, among other things, that the registrant shall (i) indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or witness, or is threatened to be made a party or witness, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against all liability, loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or witness, or is threatened to be made a party or witness, or is otherwise involved in, any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against all liability, loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Court of Chancery or the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, the registrant is not required to indemnify any director or officer of the registrant in connection with an action, suit or proceeding (or part thereof) initiated by such director or officer against the registrant or any directors, officers or employees thereof unless (i) the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the registrant or (ii) notwithstanding the lack of such authorization, the person seeking indemnification is successful on the merits.
The By-Laws further provide that (i) expenses (including attorneys’ fees) incurred by any current or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the registrant, to the fullest extent permitted by applicable law, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant and (ii) the indemnification and advancement of expenses provided therein shall not be deemed exclusive of any other rights to which those seeking indemnification shall be entitled, or may thereafter acquire under any statute, provision of the registrant’s Restated Certificate of Incorporation, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
The By-Laws further provide that any repeal or modification of the indemnification provisions of the By-Laws will not adversely affect any right or protection thereunder of a director or officer of the registrant in respect of any action, suit or proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or relating to any acts or omissions occurring prior to such repeal or modification, and the rights to indemnification and advancement of expenses pursuant to the indemnification provisions of the By-Laws will vest at the time any such person becomes a director or officer of the registrant.
Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification by the registrant of directors and officers under the circumstances provided in the provisions of the By-Laws described above, and requires such indemnification for expenses actually and reasonably incurred to the extent a director or officer is successful in the defense of any action, or any claim, issue or matter therein.
The registrant has purchased insurance which purports to insure the registrant against certain costs of indemnification which may be incurred by it pursuant to the By-Laws and to insure the officers and directors of the registrant, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Restated Certificate of Incorporation of the registrant includes a provision that eliminates the personal liability of each of the registrant’s directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law with respect to any unlawful payment of a dividend or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.
Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits.

3.1	Amended and Restated Certificate of Incorporation, dated April 29, 2021, incorporated by reference to Exhibit (3)a of the Corporation’s Current Report on Form 8-K dated April 29, 2021.
3.2	By-Laws, as amended April 29, 2021, incorporated herein by reference to Exhibit (3)b of the Corporation’s Current Report on Form 8-K filed on April 29, 2021.
5.1*	Opinion of Alison M. Rhoten, Vice President, Deputy General Counsel, Global Corporate Affairs and Corporate Secretary.
23.1*	Consent of Deloitte & Touche LLP.
23.2	Consent of Alison M. Rhoten (included in Exhibit 5.1).
24	Power of Attorney (included on the signature page hereof).
99.1#	Kimberly-Clark Corporation Voluntary Deferred Compensation Plan, incorporated by reference to Exhibit (10)d of the Corporation’s Current Report on Form 8-K dated September 15, 2022.
107*	Filing Fee Table
* Filed herewith

#	Indicates management contract or compensatory plan, contract or agreement.

Item 9.     Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that:
(A)    paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, Kimberly-Clark Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this registration statement on its behalf, in the City of Irving, State of Dallas on September 16, 2022.

KIMBERLY-CLARK CORPORATION

By:	/s/ Michael D. Hsu
Michael D. Hsu Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes and appoints Andrew S. Drexler, Nelson Urdaneta and Alison M. Rhoten as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.
In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 16, 2022.

Signature
/s/ Michael D. Hsu	September 16, 2022
Michael D. Hsu Chairman of the Board of Directors and Chief Executive Officers and Director (principal executive officer)
/s/ Nelson Urdaneta	September 16, 2022
Nelson Urdaneta Senior Vice President and Chief Financial Officer (principal financial officer)
/s/ Andrew S. Drexler	September 16, 2022
Andrew S. Drexler Vice President and Controller (principal accounting officer)

/s/ Sylvia M. Burwell	September 16, 2022
Sylvia M. Burwell Director

/s/ John W. Culver	September 16, 2022
John W. Culver Director

/s/ Robert W. Decherd	September 16, 2022
Robert W. Decherd Director

/s/ Mae C. Jemison, M.D.	September 16, 2022
Mae C. Jemison, M.D. Director

/s/ S. Todd Maclin	September 16, 2022
S. Todd Maclin Director

/s/ Deirdre A. Mahlan	September 16, 2022
Deirdre A. Mahlan Director

/s/ Sherilyn S. McCoy	September 16, 2022
Sherilyn S. McCoy Director

/s/ Christa S. Quarles	September 16, 2022
Christa S. Quarles Director

/s/ Jaime A. Ramirez	September 16, 2022
Jaime A. Ramirez Director

/s/ Dunia A. Shive	September 16, 2022
Dunia A. Shive Director

/s/ Mark T. Smucker	September 16, 2022
Mark T. Smucker Director

/s/ Michael D. White	September 16, 2022
Michael D. White Director